As filed with the Securities and Exchange Commission on August 2, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SYMMETRICOM, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-1906306
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2300 Orchard Parkway San Jose, California	95131
(Address of principal executive offices)	(Zip Code)

2002 Stock Option Plan

Full title of the plans

Thomas W. Steipp Chief Executive Officer Symmetricom, Inc. 2300 Orchard Parkway San Jose, California (408) 433-0910	Copy to: Richard S. Bebb, Esq. Pillsbury Winthrop LLP 2550 Hanover Street Palo Alto, CA 94304 (650) 233-4500
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered(1)	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock: To be issued under the 2002 Stock Option Plan	2,200,000	$3.57	$7,854,000	$722.57

(1)	The securities to be registered include options and rights to acquire Common Stock.
(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(3)
Estimated pursuant to Rule 457(h) under the Securities Act solely for the purposes of calculating the registration fee, based upon the average of the high and low sales prices of the Registrant’s Common Stock on the Nasdaq National Market on July 31, 2002.

This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8 and with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (“Commission”) are hereby incorporated by reference in this Registration Statement:

(a)    Annual Report on Form 10-K for the year ended June 30, 2001 filed on September, 20, 2001.

(b)    The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended September, 30, 2001 filed on November 13, 2001, for the quarter ended December 31, 2001 filed on February 12, 2002, and for the quarter ended March 31, 2002 filed on May 14, 2002.

(c)    The Registrant’s Current Reports on Form 8-K filed on August 9, 2001, January 9, 2002, April 1, 2002, May 24, 2002 and August 2, 2002.

(d)    All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(e)    The description of the Registrant’s Common Stock contained in the Registrant’s Current Report on Form 8-K filed with the commission on August 2, 2002.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Article VII, Section B of the Registrant’s Amended and Restated Certificate of Incorporation and Article 5 of the Registrant’s Bylaws provide for the mandatory indemnification of the Registrant’s directors and officers to the fullest extent permitted by Delaware law.

In addition, the Registrant has entered into indemnification agreements with each of its directors and certain of its officers. The indemnification agreements provide directors and officers with the same indemnification by the Registrant as described above. The Registrant also provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

See Index to Exhibits, which list of exhibits is incorporated herein by reference.

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 25th day of July, 2002.

SYMMETRICOM, INC.

By	/s/ WILLIAM SLATER
William Slater Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby make, constitute and appoint Thomas W. Steipp and William Slater, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ THOMAS W. STEIPP Thomas W. Steipp	Director, President and Chief Executive Officer (Principal Executive Officer)	July 29, 2002

/s/ WILLIAM SLATER William Slater	Chief Financial Officer (Principal Financial and Accounting Officer)	July 25, 2002

/s/ RICHARD W. OLIVER Richard W. Oliver	Director, Chairman of the Board	July 25, 2002

/s/ ROBERT T. CLARKSON Robert T. Clarkson	Director	July 31, 2002

/s/ ROBERT M. NEUMEISTER Robert M. Neumeister	Director	July 29, 2002

/s/ KRISH A. PRABHU Krish A. Prabhu	Director	July 29, 2002

/s/ RICHARD N. SNYDER Richard N. Snyder	Director	July 25, 2002

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	2002 Stock Option Plan

5.1	Opinion of Pillsbury Winthrop LLP

23.1	Consent of Deloitte & Touche LLP, Independent Auditors

23.2	Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (see page 4)